Exhibit 10.20

PROMISSORY NOTE

$8,592	, 2002
, California

FOR VALUE RECEIVED, ON STAGE ENTERTAINMENT, INC., a Nevada corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Delta Fund, LP (the “Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of eight thousand five hundred ninety-two dollars ($8,592) (the “Loan”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1.     Principal Repayment.  The outstanding principal amount of the Loan plus the Capitalized Interest (defined below) shall be due and payable on December 31, 2006. Borrower may prepay, without penalty, any amount due under this Note to Lender at any time.

2.     Interest Rate.  Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of fifteen percent (15.00%) per annum, compounded quarterly, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less.  Interest accruing from the date hereof through December 31, 2002 (the “Capitalized Interest”) shall be capitalized with the Loan and treated pursuant to Section 1 above.  Beginning March 31, 2003, interest shall be due and payable in arrears on a quarterly basis and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

3.     Place of Payment.  All amounts payable hereunder shall be payable at the office of Lender, 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, California 94025, unless another place of payment shall be specified in writing by Lender.

4.     Application of Payments.  Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

5.     Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)   Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)   Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c)   An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

(d)   Borrower does not have cash and cash equivalents of at least $450,000 as of July 1, 2002.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

6.     Use of Proceeds.  Borrower covenants to deposit the proceeds of this Note in a separate bank account and to make withdrawals on such account only for direct use in connection with Borrower’s participation and investment in connection with that certain Revised and Restated Operating Agreement of Legends in Concert, LLC, and/or the funding of Hawaiian Legends, LLC.  Within ten (10) business days of the end of each calendar month, Borrower shall provide to Lender a copy of the banking account statement described above.

7.     Condition to Closing.  Lender is under no obligation with respect to the terms of this Note, including the advance of funds contemplated herein, unless and until Borrower has entered into and executed that certain lease of space within the Royal Hawaiian Shopping Center, located in Honolulu, Hawaii, in connection with that certain Hawaiian Legends project by April 30, 2002.

8.     Waiver.  Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

9.     Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.  Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

Borrower:

On Stage Entertainment, Inc.

By:

Printed Name:

Title:

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